SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           LIFE MEDICAL SCIENCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

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      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      4.    Proposed maximum aggregate value transaction:

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      5.    Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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      2.    Form, Schedule or Registration Statement No.:

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      4.    Date Filed:

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

                           LIFE MEDICAL SCIENCES, INC.
                               379 Thornall Street
                            Edison, New Jersey 08837

                  Notice of 2000 Annual Meeting of Stockholders
                      to be held on Tuesday, June 13, 2000

      Notice is hereby given that the Annual Meeting of Stockholders of LIFE MEDICAL SCIENCES, INC., a Delaware corporation (the "Company"), will be held at the Company's executive offices, 379 Thornall Street, Edison New Jersey 08837 on June 13, 2000 at 10:00 a.m., local time, (the "Meeting") for the following purposes:

1.    To consider and vote upon the election of six directors;

2. To approve an amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock from 23,750,000 to 43,750,000 (the "Charter Amendment Proposal");

3. To ratify the appointment of Richard A. Eisner & Company, LLP, as the independent auditors of the Company; and

4. To transact such other business as may properly come before the Meeting or any adjournments thereof.

      The close of business on April 21, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. A complete list of those stockholders will be open to examination of any stockholder, for any purpose germane to the Meeting, during ordinary business hours at the Company's executive offices at 379 Thornall Street, Edison, New Jersey 08837 for a period of 10 days prior to the Meeting. The stock transfer books of the Company will not be closed.

      All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

                                         By the order of the Board of Directors,


                                         Robert P. Hickey
                                         Chairman

Edison, New Jersey
Dated:  May 10, 2000

                           LIFE MEDICAL SCIENCES, INC.
                               379 Thornall Street
                            Edison, New Jersey 08837

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Life Medical Sciences, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders to be held at the Company's executive offices, 379 Thornall Street, Edison New Jersey 08837 on June 13, 2000 at 10:00 a.m., local time, and for any adjournment or adjournments thereof (the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Secretary of the Company, at the above stated address. Attendance at the Meeting will not have the effect of revoking the proxy unless such written notice is given.

      If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the actions described in this Proxy Statement, for the election of the nominees set forth under the caption "Election of Directors", for the approval of the Charter Amendment Proposal and for the ratification of the appointment of Richard A. Eisner & Company, LLP, as the independent auditors of the Company.

      The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed or given to holders of the Company's Common Stock, par value $.001 per share (the "Common Stock"), is May 10, 2000.

      The cost of solicitation of proxies will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies by telephone or by other electronic means. Upon request, the Company will reimburse brokers, dealers, bankers and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners.

      Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the Meeting.

                                     VOTING

      Only holders of shares of Common Stock of record as at the close of business on April 21, 2000 (the "Record Date") are entitled to vote at the Meeting. On the Record Date there were issued and outstanding 10,249,756 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the Meeting. A majority in interest of the outstanding shares of Common Stock represented at the Meeting in person or by proxy shall constitute a quorum. The affirmative vote of a plurality of the shares of Common Stock so represented is necessary to elect the nominees as directors and the affirmative vote of the majority of the shares of Common Stock so represented is necessary to approve the Charter Amendment Proposal and to ratify the appointment of Richard A. Eisner & Company, LLP, as the independent auditors of the Company. The stockholders vote at the Meeting by casting ballots (in person or by proxy) which will be tabulated by a person appointed by the Board before the Meeting to serve as the inspector of election at the Meeting and who has executed and verified an oath of office. Abstentions and broker non-votes are included in the determination of the number of shares of Common Stock present at the Meeting for quorum purposes but broker non-votes are not counted in the tabulation of the votes cast on proposals presented to stockholders. Thus, an abstention from voting on any matter is the same legally as a vote "against" the matter, even though the stockholder may (mistakenly) believe that an abstention is neither a vote for or a vote against a proposal.

                              ELECTION OF DIRECTORS

Information Concerning Nominees

      At the Meeting, six directors will be elected by the stockholders to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify. Each of the nominees is currently a director of the Company. Management recommends that the persons named below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for their election as directors, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

      The following table sets forth the names of the nominees and certain information with regard to each nominee:

                                           Held          Position with
     Name of Nominee             Age   Office Since        Company
     ---------------             ---   ------------        -------

Edward A. Celano .............   61    November 1996     Director
Coy Eklund ...................   84    November 1994     Director
Joel L. Gold .................   58    November 1991     Director
Robert P. Hickey .............   54    May 1996          Chairman, President
                                                         and CEO
Walter R. Maupay .............   61    July 1996         Director
Irwin M. Rosenthal ...........   71    August 1990       Director

Nominees for Election at the Meeting

      Edward A. Celano has served as a director of the Company since November, 1996. Since May 1996, Mr. Celano has been an executive vice president of Atlantic Bank of New York, a commercial bank. From November 1984 to May 1996, Mr. Celano was a senior vice president of NatWest Bank, a commercial bank. Mr. Celano is currently a director of the following publicly traded companies:
Sterling Vision, Inc., Entrade, Inc. and Asta Funding, Inc.

       Coy Eklund has served as a director of the Company since March 1994. From 1938 to 1983, Mr. Eklund served in various capacities at The Equitable Life Assurance Society of the United States and from 1975 to 1983 was its chief executive officer. From August 1987 through March 1996, Mr. Eklund has served as the chairman and chief executive officer of Trivest Financial Services, a company engaged in the television business.

      Joel L. Gold has served as a director of the Company since November 1991. Mr. Gold has been an executive vice president with Berry Shino Securities, an investment banking firm, since January 2000. From September 1999 through January 2000, Mr. Gold had been executive vice president of J.W. Barclay, an investment banking firm. From January 1999 through September 1999, Mr. Gold had been managing director of ISG Capital Markets, an investment banking firm. From September 1997 through January 1999, Mr. Gold had been senior managing director of Interbank Capital Group, an investment banking firm. From April 1996 through September 1997, Mr. Gold was an executive vice president of L. T. Lawrence & Co., Inc., an investment banking firm. From April 1995 through April 1996, Mr. Gold was a managing director of Fechtor, Detwiler & Co., Inc., an investment-banking firm. From January 1992 to March 1995, Mr. Gold was a managing director of Furman Selz Incorporated, an investment banking firm. For approximately twenty years before he became affiliated with Furman Selz Incorporated, he held various positions with Bear Stearns & Co., Inc. and Drexel Burnham Lambert, Incorporated, investment banking firms. Mr. Gold is currently a director of the following publicly trade companies: Concord Camera Corp., PMCC; and Sterling Vision, Inc.

      Robert P. Hickey has served as Chairman of the Company's Board of Directors since May 1999, Acting Chief Financial Officer since December 1999, President and Chief Executive Officer of the Company since May 1996 and as a director since July 1996. From May 1994 until joining the Company, Mr. Hickey was founder and president of Roberts Healthcare Resources, Inc., a company engaged in project consulting to Fortune 500 and leading edge companies in the healthcare industry. From 1975 to 1994, Mr. Hickey served in various positions at Johnson & Johnson. From 1992 to 1994, Mr. Hickey was vice president, marketing and director of Ethicon, Inc., a unit of Johnson & Johnson.

      Walter R. Maupay, Jr. has served as a director of the Company since July 1996. At his retirement in 1995, Mr. Maupay was a group executive with Bristol-Myers Squibb and president of Calgon Vestal Laboratories. From May 1988 to January 1995, Mr. Maupay had been president of Calgon Vestal Laboratories, a division of Merck & Co., Inc. From 1984 to 1988, Mr. Maupay served as vice president of Calgon Vestal Laboratories. Mr. Maupay is currently a director of the following publicly traded companies: Kinsey Nash Corporation and Cubist Pharmaceuticals.

      Irwin M. Rosenthal is a co-founder of the Company and has served as Secretary and Treasurer at various periods and a director of the Company since its inception in 1990. Mr. Rosenthal is an attorney specializing in securities law and has been a senior partner at Graham & James LLP since June 1998. Prior to joining Graham & James LLP, Mr. Rosenthal was a senior partner at Rubin Baum Levin Constant & Friedman from December 1991 to June 1998. From December 1989 to December 1991, Mr. Rosenthal was a senior partner at Baer Marks and Upham and from January 1983 to December 1989 a senior partner at Botein Hays & Sklar. Mr. Rosenthal serves as secretary and as a director of Magar Inc., of which he is a principal stockholder. Magar Inc. is a principal stockholder of the Company. Mr. Rosenthal is also a director of the following publicly traded companies:
Magna-Lab Inc. and EchoCath, Inc. Mr. Rosenthal is the co-founder and involved in the organization and development of four national health oriented non-profit foundations.

General Information Concerning the Board and its Committees

      The Board met ten times in the fiscal year ended December 31, 1999. The Delaware General Corporation Law provides that the Board, by resolution adopted by a majority of the entire Board, may designate one or more committees, each of which shall consist of one or more directors. The Board annually elects from its members the Executive Committee, Audit Committee and the Compensation Committee. During the last fiscal year each of the directors then serving attended at least 75% of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings held by all committees of the Board on which he served.

      Executive Committee. The Executive Committee exercises all the powers and authority of the Board in the management and affairs of the Company between meetings of the Board, to the extent permitted by law. The members of the Executive Committee are Mr. Hickey, Mr. Maupay and Mr. Rosenthal. During fiscal 1999, the Executive Committee met three times.

      Audit Committee. The Audit Committee reviews the engagement of the independent accountants and reviews the independence of the accounting firm. The Audit Committee also reviews the audit and non-audit fees of the independent accountants and the adequacy of the Company's internal control procedures. The Audit Committee is composed of three non-employee directors, Messrs. Celano, Eklund and Rosenthal. During fiscal 1999, the Audit Committee did not meet separately from the Board but performed its duties in the context of Board meetings.

      Compensation Committee. The Compensation Committee reviews and recommends to the Board remuneration arrangements, compensation plans and approves option grants for the Company's officers, key employees, directors and others. The Compensation Committee is composed of Messrs. Celano, Gold and Maupay. During fiscal 1999, the Compensation Committee did not meet separately from the Board but performed its duties in the context of Board meetings.

                             PRINCIPAL STOCKHOLDERS

      Set forth below is information concerning the stock ownership of all persons known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock, all directors (including nominees), the Named Executive Officers (as defined in "Executive Compensation - Summary Compensation Table") and all directors and executive officers of the Company as a group, as of April 21, 2000. For the purpose of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein.

                          Principal Stockholders Table

Name and Address of                Shares of Common        Percent of Out-
     Beneficial                   Stock Beneficially       standing Shares
Owner or Number in Group               Owned(1)           Beneficially Owned
------------------------               --------           ------------------

Marilyn Moskowitz                    1,433,026(2)               10.9%
616 Washington Court
Guilderland, NY 12084

Dr. Herbert Moskowitz             1,256,870(3)(4)(5)             9.6%
616 Washington Court
Guilderland, NY 12084

Robert P. Hickey                      802,032(7)                 6.1%
c/o Life Medical Sciences, Inc.
379 Thornall Street
Edison, NJ  08837

                          Principal Stockholders Table

Name and Address of                Shares of Common        Percent of Out-
     Beneficial                   Stock Beneficially       standing Shares
Owner or Number in Group               Owned(1)           Beneficially Owned
------------------------               --------           ------------------

Irwin M. Rosenthal                  612,644(3)(4)(6)             4.7%
c/o Graham & James LLP
885 Third Avenue
New York, NY 10022

Walter R. Maupay                       436,542(8)                3.3%
c/o Life Medical
Sciences, Inc.
379 Thornall Street
Edison, NJ 08837

Eli Pines, Ph.D.                       300,580(9)                2.3%
C/o Life Medical Sciences
379 Thornall Street
Edison, NJ 08837

Edward A. Celano                      276,039(12)                2.1%
c/o Life Medical
Sciences, Inc.
379 Thornall Street
Edison, NJ  08837

Joel Gold                             188,789(10)                1.4%
c/o Life Medical
Sciences, Inc.
379 Thornall Street
Edison, NJ  08837

Coy Eklund                            178,552(11)                1.4%
c/o Life Medical
Sciences, Inc.
379 Thornall Street
Edison, NJ 08837

All executive officers and
directors
as a group (10 persons)             3,645,865(13)               27.9%

(1) All shares outstanding are Common Stock and are beneficially owned, and sole voting and investment power is held by the persons named, except as otherwise noted.
(2) Excludes 43,687 shares of Common Stock, 148,217 shares of Common Stock issuable upon exercise of Class A Warrants and Class B Warrants and 658,262 shares of Common Stock issuable upon exercise of options which are currently exercisable, all of which are held by Mrs. Moskowitz's husband, as to which shares of Common Stock Mrs. Moskowitz disclaims beneficial ownership.
(3) Dr. Moskowitz and Mr. Rosenthal are each officers, directors and principal stockholders of Magar Inc. and own approximately 47% and 16.5%, respectively, of the outstanding stock of such corporation. As such, these individuals may be considered to beneficially own, and to have shared investment and voting power with respect to, all shares of Common Stock owned by Magar Inc. Information relating to shares owned by each of these individuals assumes that each beneficially owns all shares owned of record by Magar Inc.

(4) Includes 406,704 shares of Common Stock of which 270,000 shares are pledged to a bank as security for a loan to Magar Inc. Magar Inc. has the sole right to vote such shares, unless there is an event of default under the loan. In the event of a default by Magar Inc., the bank would have the right to dispose of the shares.
(5) Includes shares of Common Stock issuable upon exercise of 46,110 Class A Warrants and 46,110 Class B Warrants, and 46,110 Class B Warrants issuable upon exercise of the Class A Warrants which may be exercised at any time up to September 21, 2000 into an additional 148,217 shares of Common Stock. Also includes 658,262 shares of Common Stock issuable upon exercise of options which are currently exercisable, but excludes 1,433,026 shares of Common Stock held by Dr. Moskowitz's wife, as to which shares of Common Stock Dr. Moskowitz disclaims beneficial ownership.
(6) Includes 205,940 shares of Common Stock issuable upon exercise of options which are currently exercisable. Does not include shares of Common Stock beneficially held by attorneys associated with Graham & James LLP, of which Mr. Rosenthal is a partner, as to which shares of Common Stock Mr. Rosenthal disclaims beneficial ownership. Such shares of Common Stock do not exceed one percent of the total outstanding shares of Common Stock of the Company.
(7) Includes 739,448 shares of Common Stock issuable upon exercise of options which are currently exercisable.
(8) Includes 214,874 shares of Common Stock issuable upon exercise of options which are currently exercisable.
(9) Includes 296,580 shares of Common Stock issuable upon exercise of options which are currently exercisable.
(10) Represents shares of Common Stock issuable upon exercise of options which are currently exercisable but excludes 109,919 shares of Common Stock held by Mr. Gold's wife, as to which shares of Common Stock Mr. Gold disclaims beneficial ownership.
(11) Represents shares of Common Stock issuable upon exercise of options which are currently exercisable.
(12) Includes 205,455 shares of Common Stock issuable upon exercise of options which are currently exercisable and 22,222 shares of Common Stock owned by Walworth Financial Services, Inc., Defined Benefit Trust, controlled by Mr. Celano.
(13) Includes 2,836,117 shares of Common Stock issuable upon exercise of warrants and options which are currently exercisable.

                             EXECUTIVE COMPENSATION

      The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company during the fiscal years ended December 31, 1999, 1998 and 1997 to the executive officers whose annual compensation exceeded $100,000 in fiscal 1999 (the "Named Executive Officers").

                           Summary Compensation Table

                                                                               Long Term
                                                                              Compensation
                                                    Annual Compensation          Awards
                                                  ------------------------    ------------
                                                                               Securities       Other
 Name and Principal Capacities                                                 Underlying       Compen-
       in Which Served               Year           Salary         Bonus        Options        sation (1)
------------------------------     -------        ----------     ---------    -------------   -----------
Robert P. Hickey                     1999          $219,663                     169,448         $1,921
     Chairman, President and         1998          $229,229                     420,000 (3)     $1,804
     Chief Executive Officer         1997          $228,325       $25,000       300,000 (2)     $1,788

Eli Pines, Ph. D.                    1999          $167,388                      76,580         $1,330
    Vice President and               1998          $169,943                     170,000 (5)     $1,252
    Chief Scientific Officer         1997          $162,994       $20,000        80,000 (4)     $1,444

(1) Represents premium payments for term life insurance for the benefit of the Named Executive Officers.
(2) Of the 300,000 options granted during 1997, 250,000 were granted to replace previously granted options which were cancelled.
(3) Of the 420,000 options granted during 1998, 300,000 were granted to replace previously granted options which were cancelled.
(4) Of the 80,000 options granted during 1997, 50,000 were granted to replace previously granted options which were cancelled.
(5) Of the 170,000 options granted during 1998, 140,000 were granted to replace previously granted options which were cancelled.

The following table sets forth certain information with respect to stock option grants during the year ended December 31, 1999 to the Named Executive Officers.

                      Option/SAR Grants in Last Fiscal Year

                                                                Individual Grants (1)
                      ---------------------------------------------------------------------------------------------------
                          Number of Securities          % of Total Options
                               Underlying              Granted to Employees         Exercise or Base         Expiration
         Name              Options Granted (#)            in Fiscal Year            Price ($/Sh) (1)            Date
--------------------  ------------------------------  ------------------------  --------------------------  -------------
  Robert P. Hickey              34,300                        12.1%                     $0.050(2)             03/31/06
                                10,000                         3.5%                     $0.188(2)             03/31/06
                               100,000                        35.5%                     $0.562                05/05/06
                                25,148                         8.9%                     $0.140(2)             05/31/06

  Eli Pines, Ph.D.              20,580                         7.3%                     $0.050(2)             03/31/06
                                 6,000                         2.1%                     $0.188(2)             03/31/06
                                50,000                        17.7%                     $0.562                05/05/06

-------------------------------------------------------------------------------------------------------------------------

(1) All options were granted with an exercise price equal to or above the fair market value of the Common Stock at the date of grant except those granted in lieu of compensation.
(2) Options granted in lieu of compensation.

The following table sets forth certain information with respect to stock option exercises by the Named Executive Officers during the year ended December 31, 1999 and the value of unexercised options at December 31, 1999.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year End Option/SAR Values

                                                            Number of Securities                    Value of Unexercised
                                                           Underlying Unexercised                   In-the-Money Options
                           Shares                      Options at Fiscal Year End (#)            at Fiscal Year End ($) (1)
                        Acquired on       Value      ------------------------------------   --------------------------------------
      Name              Exercised(#)   Realized($)      Exercisable       Unexercisable        Exercisable         Unexercisable
---------------------  -------------  ------------   -----------------  -----------------   ----------------     -----------------
    Robert P. Hickey                                      589,447             50,001             $ 24,628

    Eli Pines, Ph. D.                                     246,580                                $  7,811

(1) Based upon the closing price of $3/8 per share of Common Stock on December 31, 1999, less the option exercise price.

   Employment and Related Agreements

      As of May 29, 1996, the Company entered into an employment agreement with Robert P. Hickey, pursuant to which Mr. Hickey serves as President and Chief Executive Officer of the Company. In May 1999, Mr. Hickey was elected Chairman of the Board of Directors and, in December 1999, was appointed Acting Chief Financial Officer. The term of Mr. Hickey's employment agreement is for a period of five years. Pursuant to such agreement, Mr. Hickey currently receives an annual base salary of $240,648 subject to adjustments for cost-of-living increases and other increases as determined by the Board and received an option to purchase an aggregate of 250,000 shares of Common Stock. Up to twenty percent of such option commenced vesting immediately and an additional twenty percent vests on each of the first, second, third and fourth anniversaries of the effective date of Mr. Hickey's employment. Such options are exercisable for five years from the date of vesting and have an exercise price of $8.125. In June 1997, the Company canceled these options and granted an option to purchase up to 250,000 shares of Common Stock with such option having identical terms as the canceled option except for the exercise price of $4.00 per share, which was fair market value on the date of grant. In May 1998, the Company cancelled 115,315 shares covered under this option and issued a new option under identical terms as the cancelled option except for the exercise price of $2.00 per share.

      In June 1997, the Company granted an option to Mr. Hickey to acquire up to 50,000 shares of Common Stock at an exercise price of $4.00 per share. Up to one-half of such option vested immediately and the balance vested on the first anniversary of the date of grant. Such options are exercisable for five years from the date of vesting.

      In May 1998, the Company granted an option to purchase 100,000 shares of Common Stock at the exercise price of $1.31 per share, which was the fair market value on the date of the grant. 50% of said option vested immediately and the remainder vests on the first anniversary. These options expire seven years from the vesting date. In May 1998, the Company granted an option to Mr. Hickey to purchase 50,000 shares of Common Stock at an exercise price of $2.00 and expiration date of May 28, 2005. In December 1998, the Company granted an option to purchase 20,000 shares of Common Stock in lieu of compensation at an exercise price of $.09 per share and an expiration date of March 31, 2006.

      In January, March and May 1999, the Company granted the following options to purchase Common Stock to Mr. Hickey in lieu of compensation: 34,300 shares at $.05 per share and expiring on March 31, 2006; 10,000 shares at $.188 per share and expiring on March 31, 2006; and 25,148 shares at $.14 per share and expiring on May 31, 2006, respectively.

      If Mr. Hickey dies, is terminated for cause, voluntarily resigns or is unable to perform his duties on account of illness or other incapacity and the agreement is terminated, he or his legal representative shall receive from the Company the base salary which would otherwise be due to the date which termination of employment occurred. If Mr. Hickey's employment is terminated for any other reason by the Company during the term of the agreement, Mr. Hickey will receive from the Company the base salary which would otherwise be due to the date which termination of employment occurred plus severance pay equal to six months of salary. The agreement with Mr. Hickey contains confidentiality and post-termination non-competition provisions.

      The Company entered into an employment agreement dated June 12, 1995, with Eli Pines, Ph.D., pursuant to which Dr. Pines serves as Vice President and Chief Scientific Officer of the Company. The term of such agreement commenced on June 12, 1995 and is for a period of three years from such date, subject to automatic annual renewal unless earlier terminated. Pursuant to such agreement Dr. Pines currently receives an annual base salary of $174,768, subject to cost-of-living adjustments and bonuses, and received an option under the Plan to purchase an aggregate of 60,000 shares of Common Stock. Up to one-third of such option commenced vesting immediately and one-third vest on each of the first and second anniversaries of the effective date of Dr. Pines' employment. Such option is exercisable for five years from the date of vesting and has an exercise price equal to $7.00 per share. In May 1998, the Company cancelled this option and issued an option under the same terms except for an exercise price of $2.00 per share.

      In December 1995, the Company granted an option to Dr. Pines to acquire up to 50,000 shares of Common Stock at an exercise price of $9.00 per share. One-half of the option vested immediately and the remainder vested upon successful completion of a certain clinical development program in December 1997. The option is exercisable for five years from date of


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

vesting. In June 1997, the Company canceled this option and granted an option to purchase up to 50,000 shares of Common Stock with such option having identical terms as the canceled option except for the exercise price of $4.00 per share, which was fair market value on the date of grant. In May 1998, the Company cancelled 46,125 shares under this option and issued an option for a like number of shares under the same terms except for an exercise price of $2.00 per share.

      In June 1997, the Company granted an option to Dr. Pines to acquire up to 30,000 shares of Common Stock at an exercise price of $4.00 per share. Up to one-half of such option vested immediately and the balance vests on the first anniversary of the date of grant. Such option is exercisable for five years from the date of vesting. In May 1998, the Company cancelled this option and issued an option under the same terms except for an exercise price of $2.00 per share.

      In May 1998, the Company granted an option to Dr. Pines to acquire up to 30,000 shares of Common Stock at an exercise price of $1.31 per share, which was the fair market value on the date of the grant. One half of the option vested immediately and the remainder vested on the first anniversary of the grant date. This option is exercisable for seven years from the vesting date.

      In January and March 1999, the Company granted the following options to purchase Common Stock to Dr. Pines in lieu of compensation: 20,580 shares at $.05 per share and expiring on March 31, 2006 and 6,000 shares at $.188 per share and expiring on March 31, 2006, respectively.

      In May 1999, the Company granted an option to Dr. Pines to purchase 50,000 shares of Common Stock at an exercise price of $.562 per share and an expiration date of May 5, 2006.

      If Dr. Pines dies or is unable to perform his duties on account of illness or other incapacity and the agreement is terminated, he or his legal representative shall receive from the Company the base salary which would otherwise be due to the end of the month during which the termination of employment occurred. In the event that termination results from an incapacity, then Dr. Pines or his legal representation shall also receive from the Company a one month pro-rata portion of his base salary. The agreement further provides that if the Company terminates Dr. Pines' employment for cause or if Dr. Pines voluntarily leaves the employment of the Company, Dr. Pines shall receive his salary through the end of the month in which the termination occurred. If Dr. Pines' employment is terminated by the Company without cause during the second or third year of the agreement, Dr. Pines shall receive from the Company the base salary which would otherwise be due to the end of the month during which the termination of employment occurred plus two additional months. The agreement with Dr. Pines contains confidentiality and post-termination non-competition provisions.

      Under the foregoing employment agreements the Company is required to obtain life insurance coverage on the life and for the benefit of each of the executives in an amount equal to twice the amount of their base salary then in effect. Each of the executives will also have the right to participate in all group insurance, hospital, dental, major medical and disability benefits, stock option plans and other similar benefits afforded to executives.

   Director Compensation

      All directors of the Company are reimbursed for reasonable expenses incurred by them in acting as a director or as a member of any committee of the Board. All outside directors are entitled to receive $500 for each Board or committee meeting attended.

      In May 1999, the Company granted to Messrs. Celano, Eklund, Gold, Maupay and Rosenthal, an option for each to acquire up to 50,000 shares of Common Stock at $1.00 per share. Such options vested immediately and are exercisable for seven years from the date of grant.

      In June 1999, the Company granted options to purchase Common Stock in lieu of Board fees and certain travel expenses to the following directors: Mr. Celano received an option for 4,455 shares; Mr. Gold received an option for 4,455 shares; Mr. Maupay received an option for 12,352 shares; and Mr. Rosenthal received an option for 5,940 shares. These options have an exercise price of $.25 per share and an expiration date of June 15, 2006.

                              CERTAIN TRANSACTIONS

      Mr. Rosenthal is a partner at Graham & James LLP, which firm serves as counsel to the Company. The Company paid or accrued approximately $103,000 and $67,000 in the years ended December 31, 1998 and 1999, respectively, for legal services rendered by that firm.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The Company believes that during 1999 all reports for the Company's executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were timely filed, except that one Form 4 was inadvertently filed late with respect to option grants for Mr. Hickey(two grants), Mr. Maupay(one grant) and Dr. Pines(three grants).

                           CHARTER AMENDMENT PROPOSAL

   General

      The Board of Directors has unanimously adopted a resolution to submit to stockholders a proposal to amend the first paragraph of Article Fourth of the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 23,750,000 to 43,750,000. The Board determined that such an amendment is necessary to ensure a continued adequate supply of authorized Common Stock for future issuance.

      The full text of Paragraph I of Article Fourth of the Company's Restated Certificate of Incorporation, if amended as proposed, would read as follows:

      FOURTH: I. The aggregate number of shares which the Corporation shall have authority to issue is Forty Eight Million Seven Hundred Fifty Thousand (48,750,000) shares, consisting of (i) Forty Three Million Seven Hundred Fifty Thousand (43,750,000) shares of Common Stock, par value $.001 per share ("Common Stock"), and (ii) Five Million (5,000,000) shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

      The terms of the additional shares of Common Stock will be identical to those of the currently outstanding Common Stock. However, because stockholders have no preemptive rights to purchase any additional shares of Common Stock which may be issued, the issuance of additional shares would likely reduce the percentage interest of current stockholders in the total outstanding shares. The Charter Amendment Proposal will not increase the number of shares of Preferred Stock authorized. The relative rights and limitations of the Common Stock and Preferred Stock would remain unchanged under the Charter Amendment Proposal.

   Purposes and Effects of Increasing the Number of Authorized Shares of Common Stock

      If approved by the Company's stockholders, the Charter Amendment Proposal would increase the number of shares of Common Stock which the Company is authorized to issue from 23,750,000 to 43,750,000. The additional 20,000,000 shares, if and when issued, would have the same rights and privileges as the outstanding shares of Common Stock. The Company would be able to issue these shares for any valid corporate purpose that the Board of Directors deems advisable.

      As of April 21, 2000, the Company had 10,249,756 shares of Common Stock outstanding, 8,563,704 shares issuable upon exercise of outstanding options and warrants and 1,629,262 shares reserved for options not yet granted under existing stock option plans leaving 3,307,278 unreserved shares of Common Stock authorized for future issuance.

      The Company is currently negotiating a financing pursuant to which the Company would receive approximately $3.0 to $4.0 million in exchange for the issuance of convertible debentures and warrants to purchase approximately 1.0 million shares of Common Stock. The debentures would bear interest at prevailing rates and would be convertible into Common Stock at a discount to market. Based on a recent price range for the Company's Common stock to $0.375 to $0.50, the full conversion of the proposed debentures and the associated warrants could result in the issuance of additional shares of Common Stock in excess of 10.0 million shares. The Company currently has an insufficient number of unreserved authorized shares to cover this amount.

The Company intends to use the proceeds of the convertible debt financing for the US pivotal clinical trial of REPEL-CV(TM) adhesion barrier film in open-heart surgery as well as for general operating expenses.

      The Board of Directors recommends the proposed increase in the authorized number of shares of common stock to ensure an adequate supply of authorized and unissued shares for the raising of additional capital for the operations of the Company, such as through the planned convertible debt financing, as well as for other valid corporate purposes. Except as described above, there are currently no plans or arrangements relating to the issuance of any of the additional shares of common stock proposed to be authorized and such shares would be available for issuance without further action by stockholders, unless required by the Company's Certificate of Incorporation, its By-laws or applicable law.

      Although the Company's Board of Directors will authorize the issuance of additional Common Stock based on its judgment as to the Company's best interests and that of it's stockholders, future issuance of common stock could have a dilutive effect on existing stockholders. Common stockholders are not now, and will not be entitled to preemptive rights to purchase shares of any authorized Common Stock if additional shares are issued later. In addition, the issuance of additional shares of Common Stock could have the effect of making it more difficult for a third party to acquire a majority of the Company's outstanding voting stock.

   Vote Required; Effective Date of Proposed Amendment; Recommendation of the Board of Directors

      If the Charter Amendment Proposal is approved by the holders of a majority of the outstanding shares of Common Stock, it will become effective upon the filing by the Company of a Certificate of Amendment to the Company's Restated Certificate of Incorporation with the Delaware Secretary of State, which is expected to be done as soon as practicable after stockholder approval is obtained. The Board of Directors has unanimously recommended that stockholders vote FOR the Charter Amendment Proposal. The directors and executive officers of the Company intend to vote their shares in favor of this Proposal.

The Board of Directors recommends that stockholders vote "FOR" the Charter Amendment Proposal.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      Richard A. Eisner & Company, LLP, has served as the Company's independent accountants. The Company has requested that a representative of Richard A. Eisner & Company, LLP, attend the Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders. Management of the Company recommends a vote for the ratification of Richard A. Eisner & Company, LLP, as the independent auditors for the Company.

                                  OTHER MATTERS

      The Board is not aware of any matters not set forth herein that may come before the Meeting. If, however, further business properly comes before the Meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

      Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the 2001 Annual Meeting of Stockholders, such proposals must be received by the Company not later than December 31, 2000. Proposals submitted outside of SEC regulations should be submitted by March 18, 2001. Proposals should be directed to the attention of the Secretary of the Company.

                           ANNUAL REPORT ON FORM 10-K

      The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, accompanies this Proxy Statement. The Annual Report on Form 10-K does not constitute a part of the proxy soliciting material.

                                          By order of the Board of Directors,


                                          Robert P. Hickey
                                          Chairman

   Dated: May 10, 2000


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